As filed with the Securities and Exchange Commission on July 29, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CAMERON INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware ___________________ (State or other jurisdiction of incorporation)	76-0451843 ___________________ (I.R.S. Employer Identification No.)

1333 West Loop South, Suite 1700, Houston, Texas ________________________________________	77027 _______________
(Address of Principal Executive Offices)	(Zip Code)

CAMERON INTERNATIONAL CORPORATION DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
(Full title of the plan)

Brad Eastman
Vice President, Deputy General Counsel
Cameron International Corporation
1333 West Loop South, Suite 1700
Houston, Texas 77027
(Name and address of agent for service)

(713) 513-3300
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share	50,000 shares	$49.76	$2,488,000	$289.11
Deferred Compensation Obligations (3)	$1,000,000	100%	$1,000,000	$116.20
TOTAL REGISTRATION FEE			$3,488,000	$405.31

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover any additional shares of common stock, par value $0.01 per share, that may be issued pursuant to the Cameron International Corporation Nonqualified Deferred Compensation Plan (the "Deferred Compensation Plan"), to prevent dilution from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, on the basis of the average high and low sale prices reported for shares of Cameron International Corporation's common stock on the New York Stock Exchange Composite Tape on July 28, 2015.
(3)	The Deferred Compensation Obligations being registered are general unsecured obligations of Cameron International Corporation under the Deferred Compensation Plan for Non-Employee Directors. Certain of such Deferred Compensation Obligations may be fulfilled either in cash or in shares of Cameron International Corporation Common Stock. Accordingly, reference is made in the above table to the maximum number of shares of Cameron International Corporation Common Stock that may be issued in fulfillment of such Deferred Compensation Obligations.

EXPLANATORY NOTE
Pursuant to General Instruction E of Form S-8, this registration statement (the "Registration Statement") registers an additional $1,000,000 in deferred compensation obligations under the Cameron International Corporation Deferred Compensation Plan for Non-Employee Directors (the "Deferred Compensation Plan").  The contents of the registration statement on Form S-8 as filed on January 13, 2009 (registration statement No. 333-156712) are incorporated by reference into this Registration Statement.  This Registration Statement also registers 50,000 shares of common stock, par value $0.01 ("Shares"), of Cameron International Corporation (the "Registrant") that may be offered or deemed to be offered pursuant to the Deferred Compensation Plan.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

      The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference into this Registration Statement:

(a)            The Registrant's Annual Report on Form 10-K for the year ended December 31, 2014;

(b)            The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

(c)            The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2015;

(d)            The Registrant's Current Reports on Form 8-K, filed on January 2, 2015, January 5, 2015, February 25, 2015, May 11, 2015, May 20, 2015, June 4, 2015, and July 23, 2015; and

(e)            The description of our common stock contained in the registration statement on Form S-4, filed on March 14, 1995, and any subsequently filed amendments and reports updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing such documents (other than the portions of such documents, which by statute, by designation in such document or otherwise (including but not limited to information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K), are not deemed filed with the Commission or are not regarded to be incorporated herein by reference).
Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.
Item 5.	Interests of Named Experts and Counsel.
Not applicable.
Item 6.	Indemnification of Directors and Officers.
Statutory Indemnification. Section 145 of the Delaware General Corporation Law (the "DGCL") permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding.
In a suit brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceedings, as well as to expenses (including attorneys' fees).
The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his or her conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.
Section 102(b)(7) of the DGCL ("Section 102(b)") authorizes corporations to limit or to eliminate the personal liability of directors to corporations or their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although Section 102(b) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our Amended Certificate of Incorporation (the "Certificate") limits the liability of our directors to us or our stockholders to the fullest extent permitted by Section 102(b). Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. In the view of the Commission, the limitation of monetary liability pursuant to state law does not apply to liabilities under the federal securities laws.

Contractual Indemnification.   Our Certificate and bylaws require us to indemnify our directors and officers to the fullest extent permitted under Delaware law, and to implement provisions pursuant to contractual indemnity agreements we have entered into with our directors and executive officers. As discussed above, the Certificate limits the personal liability of a director to us or our stockholders to damages for breach of the director's fiduciary duty. We have purchased insurance on behalf of our directors and officers against certain liabilities that may be asserted or incurred by such persons in their capacities as our directors or officers, or that may arise out of their status as our directors or officers, including liabilities under the federal and state securities laws.
We have entered into indemnification agreements with each of our directors, executive officers and certain other designated officers under which we have agreed to indemnify and advance expenses to each indemnitee as provided in the indemnification agreements to the fullest extent permitted by applicable law.
In general, each indemnitee is entitled to the rights of indemnification if by reason of the indemnitee's corporate status he or she is or is threatened to be made a party to or a participant in any threatened, pending or completed proceeding. Subject to certain conditions, we must indemnify the indemnitee against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.
In the case of a proceeding by us, no indemnification against expenses will be made in respect of any claim as to which the indemnitee shall have been adjudged to be liable to us or if applicable law prohibits the indemnification. Nonetheless, if applicable law permits indemnification against expenses, indemnification will be made if and to the extent that the court in which the relative proceeding is pending shall so determine.
If an indemnitee is not wholly successful in defense of a proceeding, but is successful on the merits or otherwise as to one or more but not less than all claims, we will indemnify the indemnitee against all expenses actually and reasonably incurred by him or on his behalf in connection with each such claim as to which the indemnitee was successful on the merits or otherwise. An indemnitee will be successful on the merits or otherwise if, among other things, (i) the claim was terminated by withdrawal or dismissal with or without prejudice; (ii) a claim was terminated without any express finding of liability or guilt against the indemnitee with or without prejudice; or (iii) 120 days expires after the making of a claim or threat without the institution of the claim or threat, or settlement of a claim as to which the indemnitee pays less than $200,000.
In no event is an indemnitee entitled to indemnification with respect to a claim to the extent applicable law prohibits the indemnification, or an admission is made by the indemnitee in writing to us, or final nonappealable determination is made in a proceeding that the standard for conduct for indemnification under the indemnification agreement has not been met.
Indemnitees also are entitled to indemnification if they are required to appear as a witness in any proceeding.

We must advance all reasonable expenses incurred by or on behalf of an indemnitee in connection with a proceeding within ten days after our receipt of a statement from the indemnitee requesting the advance, whether before or after the final disposition of the proceeding. The indemnitee must repay amounts advanced only if and to the extent it is ultimately determined by a final nonappealable adjudication or arbitration decision that the indemnitee is not entitled to be indemnified against the expenses.
The indemnification agreement also contains detailed procedures for determination of entitlement to indemnification and remedies for an indemnitee if it is determined that an indemnitee is not entitled to indemnification.
If indemnification provided for in the indemnification agreement is held by a court to be unavailable to an indemnitee for any reason other than the indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, or with respect to a criminal proceeding, that the indemnitee had no reasonable cause to believe his or her conduct was unlawful, we are required to contribute to the amount of expenses, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by the indemnitee, in such proportion as is appropriate to reflect the relative benefits received by the indemnitee and the relative fault of the indemnitee versus the other defendants or participants in connection with the action or inaction that resulted in the expenses, judgments, penalties, fines and amounts paid in settlement, as well as any other relevant equity considerations.
Item 7.	Exemption from Registration Claimed.
Not applicable.
Item 8.	Exhibits.
The following documents are filed as exhibits to this Registration Statement:
Exhibit
No.                          Description
4.1	Cameron International Corporation Deferred Compensation Plan for Non-Employee Directors, filed as Exhibit 10.41 to the Annual Report on Form 10-K for 2005 of the Registrant, and incorporated herein by reference.
5.1	Opinion of Brad Eastman, Deputy General Counsel of Cameron International Corporation (filed herewith).
23.1	Consent of Ernst & Young LLP (filed herewith).
23.2	Consent of Brad Eastman (included in his opinion filed as Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page of this Registration Statement).

Item 9.	Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers of sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 29th day of July, 2015.

CAMERON INTERNATIONAL CORPORATION
(Registrant)

By: /s/ Jack B. Moore
Jack B. Moore
Chairman and Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Cameron International Corporation hereby severally constitute Jack B. Moore, William C. Lemmer, and Grace B. Holmes and each of them singly our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below this Registration Statement on Form S-8 filed herewith and any and all amendments thereto, and generally do all such things in our name and on our behalf in our capacities as officers and directors to enable Cameron International Corporation  to comply with the provisions of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any one of them this Registration Statement on Form S-8 and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated above.

Signature	Title

/s/ Jack B. Moore	Chairman and Chief Executive Officer
Jack B. Moore	(Principal Executive Officer)

/s/ Charles M. Sledge	Senior Vice President and Chief Financial Officer
Charles M. Sledge	(Principal Financial and Accounting Officer)

/s/ H. Paulett Eberhart	Director
H. Paulett Eberhart

/s/ Peter J. Fluor	Director
Peter J. Fluor

/s/ Douglas L. Foshee	Director
Douglas L. Foshee

/s/ Rodolfo Landim	Director
Rodolfo Landim

/s/ Michael E. Patrick	Director
Michael E. Patrick

/s/ Timothy J. Probert	Director
Timothy J. Probert

/s/ Jon Erik Reinhardsen	Director
Jon Erik Reinhardsen

/s/ R. Scott Rowe	Director
R. Scott Rowe

/s/ Brent J. Smolik	Director
Brent J. Smolik

/s/ Bruce W. Wilkinson	Director
Bruce W. Wilkinson

EXHIBIT INDEX

Exhibit Number	Description	Sequential Page No.
4.1
Cameron International Corporation Deferred Compensation Plan for Non-Employee Directors, filed as Exhibit 10.41 to the Annual Report on Form 10-K for 2005 of the Registrant, and incorporated herein by reference.

5.1	Opinion of Brad Eastman, Deputy General Counsel of Cameron International Corporation (filed herewith).	11
23.1	Consent of Ernst & Young LLP (filed herewith).	13
23.2	Consent of Brad Eastman (included in his opinion filed as Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page of this Registration Statement).